PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 13,
     2007 As filed pursuant to Rule 424(B) under the Securities Act of 1933

                                                     Registration No. 333-140118

     1,000,000 UNITS, EACH UNIT CONSISTING OF(I) ONE SHARE OF COMMON STOCK,
          (II) ONE $1.50 UNIT WARRANT AND (III) ONE $2.00 UNIT WARRANT

                            CHINA AGRI-BUSINESS, INC.
                             FINANCE PLAZA 9TH FLOOR
                               HI-TECH ROAD NO. 42
                       HI-TECH INDUSTRIAL DEVELOPMENT ZONE
                          XI'AN, SHAANXI, CHINA 710068
                             TEL: 011-86-29-88222938

This prospectus supplement supplements and amends the prospectus dated July 13, 2007 (the "Prospectus"), relating to the underwritten offering by China Agri-Business, Inc. ("We" or the "Company") for a minimum of 300,000 Units on a "best efforts, all or none" basis (the "Minimum Offering"), and up to an additional 700,000 Units on a "best efforts" basis, for a maximum of 1,000,000 Units (the "Maximum Offering"), at $1.00 per Unit, for aggregate proceeds to us of between $300,000 and $1,000,000 (the "Offering"), as described under "Plan of Distribution" in the Prospectus. We are supplementing the Plan of Distribution of the Prospectus to provide the following information:

The underwriter, Spencer Edwards, Inc., received an $11,000 advance for accountable expenses in connection with the Offering. Said advance from the Company is to be applied by the underwriter, on an accountable basis, to costs of the offering which are the responsibility of the Company.

You should read this prospectus supplement in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED JUDGMENT UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   UNDERWRITER
                              SPENCER EDWARDS, INC.
                       6041 SOUTH SYRACUSE WAY, SUITE 305
                            ENGLEWOOD, COLORADO 80111
                            TELEPHONE: 1-800-288-8448

            The date of this Prospectus Supplement is July 25, 2007.